Exhibit 99.1

Contact:	Frederick W. Driscoll
VP, Chief Financial Officer and Treasurer
Novavax, Inc.
240-268-2000

Novavax Announces Change in Leadership
•	Stanley Erck appointed President & CEO
•	James Young, Ph.D. becomes Chairman of the Board

Rockville, MD (April 19, 2011)–/PRNewswire-FirstCall/-Novavax, Inc. (NASDAQ:NVAX) announced today that Stanley C. Erck, its former Executive Chairman, has been appointed to the position of President and Chief Executive Officer and will remain as a member of the Board of Directors. In addition, current Board member James Young, Ph.D., will assume the position of Chairman of the Board.

Mr. Erck has been an active member of Novavax’s senior management team for the last year and has had extensive experience in the biotechnology sector and has successfully brought infectious disease product candidates into late-stage clinical trials. He also has had significant experience in managing a large advanced development contract with the Department of Health and Human Services. From 2000-2008 Mr. Erck served as President and Chief Executive Officer of Iomai Corporation, leading the company through an initial public offering and a merger with Intercell, an Austrian vaccine company. Prior to Iomai, he served as President and Chief Executive Officer of Procept, a publicly-traded immunology company; as Vice President-Corporate Development at Integrated Genetics (now Genzyme), and in management positions within Baxter International. Mr. Erck received his undergraduate degree from the University of Illinois and his Masters in Business Administration from the University of Chicago Graduate School of Business. Mr. Erck sits on the Board of Directors of BioCryst Pharmaceuticals, MaxCyte and MdBio Foundation.

Dr. Young, who became a Board member in April 2010, has over 30 years of experience in the fields of molecular genetics, microbiology, immunology and pharmaceutical development. He was previously President of Research and Development, including responsibility for regulatory affairs, at MedImmune where he was instrumental in the development of FluMist® and Synagis®. In 2005, Dr. Young was awarded the Albert B. Sabin Humanitarian Award. Prior to MedImmune, Dr. Young was influential in building the department of molecular genetics at Smith Kline & French Laboratories (now part of GlaxoSmithKline) and culminated as Director, Department of Molecular Genetics.

“As the Company continues its transition into a commercial operation, we are pleased to have attracted high caliber professionals such as Stan and Jim to now take the leadership roles at Novavax,” commented Gary Evans, of Novavax’s Board of Directors. We expect these gentlemen will dynamically lead the Company and its vaccine candidates towards important worldwide products. Their strong leadership skills and broad experience in drug development will be invaluable to Novavax as the Company works to advance its infectious disease pipeline of virus-like particle (VLP) vaccine candidates.”

“I am a strong believer in the potential of recombinant-based VLP vaccine technology and was delighted to join Novavax’s Board of Directors in June 2009,” commented Mr. Erck. “Today, I am honored to assume my new role and to lead Novavax in its next phase of growth, including the clinical, regulatory and business development activities that will be required to bring our vaccine candidates to potential commercialization. I also look forward to working and collaborating with the superb team of employees at Novavax as we strive to bring new medical advances with vaccines for subjects with unmet medical needs.”

Mr. Evans concluded, “We would like to especially thank Dr. Rahul Singhvi for his past leadership during important and challenging phases of Novavax’s growth and development. Rahul has served Novavax as its President & CEO for the past 6 years, and during that time he has been instrumental in positioning the Company for success with our VLP vaccine candidates. We all wish him nothing but the best in his future endeavors and will be anxiously watching for his next achievements.”

About Novavax
Novavax, Inc. (Nasdaq:  NVAX), a clinical-stage biopharmaceutical company, employs its cutting-edge technology to create next-generation vaccines to prevent serious infectious diseases, such as pandemic and seasonal influenza and respiratory syncytial virus (RSV). The company’s proprietary VLP technology and single-use bioprocessing system enables rapid vaccine development and production where and when it’s needed, worldwide. The company has formed a joint venture with Cadila Pharmaceuticals, named CPL Biologicals, to develop and manufacture vaccines, biological therapeutics and diagnostics in India. Additional information about Novavax is available on the company’s website: www.novavax.com.

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Forward Looking Statements
Statements herein relating to the future of Novavax and its ongoing development of its VLP vaccine products are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2010, and filed with the Securities and Exchange Commission. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.